Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Ron Arp 360.601.2991

rarp@amplifygroup.com

METRO ONE TELECOMMUNICATIONS RECEIVES NASDAQ DEFICIENCY NOTICE RELATING TO MINIMUM BID PRICE

PORTLAND, Ore. (April 22, 2008) – Metro One Telecommunications, Inc. (Nasdaq: INFO) (the “Company”) was notified by The Nasdaq Stock Market on April 16, 2008 that it is not in compliance with Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”) because shares of its common stock had closed at a per share bid price of less than $1.00 for 30 consecutive business days. In accordance with Marketplace Rule 4310(c)(8)(D), the Company has been provided 180 calendar days, or until October 13, 2008, to regain compliance with the Minimum Bid Price Rule. This notification has no effect on the listing of the Company’s common stock at this time.

The Company will achieve compliance if, before October 13, 2008, the bid price of the Company’s common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days. If the Company does not gain compliance by October 13, 2008, the Nasdaq staff will notify the Company that its common stock will be delisted.

If the Company does not regain compliance by October 13, 2008, but can demonstrate that the Company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement) and its application is approved, the Company will have an additional 180 days to regain compliance while on the Nasdaq Capital Market. If the Company does not regain compliance by October 13, 2008, the Company also may then appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualification Panel.

About Metro One Telecommunications

Based in the Portland, Ore., suburb of Beaverton, Metro One Telecommunications, Inc. (Nasdaq: INFO), is an information services provider, offering inbound and outbound contact services, data and analytics, and related services. In the past two years, the company has processed more than 300 million search requests for information.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.